Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of American Realty Capital Properties, Inc. on Form S-3 (File No. 333-182971, File No. 333-182972, and File No. 333-187240) and Form S-8 (File No. 333-176714 and File No. 333-192587) of our report dated March 14, 2014 related to the consolidated financial statements of Cole Real Estate Investments, Inc. (f/k/a Cole Credit Property Trust III, Inc.) and subsidiaries for the year ended December 31, 2013 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the acquisition of Cole Real Estate Investments, Inc. (f/k/a Cole Credit Property Trust III, Inc.) by American Realty Capital Properties, Inc.), which are included in the Current Report on Form 8-K/A filed by American Realty Capital Properties, Inc. with the U.S. Securities and Exchange Commission on March 14, 2014.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 14, 2014